                                                       @Entertainment, Inc.

For Immediate Release

                                             Contact:  Robert E. Fowler, III
                                                       @Entertainment, Inc.
                                                       011-44-162-235-7060

                                                       Cathleen Mayrose
                                                       Hill & Knowlton
                                                       (212) 885-0474

   Poland's @Entertainment Announces Completion of 144A Debt Offering


Hartford, CT -- July 14, 1998 -- @Entertainment, Inc. (NASDAQ: ATEN) announced today that is has completed a debt offering to qualified institutional buyers with gross proceeds of approximately $125 million, pursuant to Rule 144A of the Securities Act of 1933. Net proceeds from the offering are intended to fund capital expenditures, operating losses and working capital primarily related to the launch and development of the Company's digital satellite direct-to-home ("D-DTH") business, cable television network acquisitions, the acquisition of minority interests in certain subsidiaries and for general corporate purposes. Under the terms of the transaction, the Company sold 252,000 units, each unit consisting of $1000 principal amount at maturity of 14 1/2% senior discounted notes due 2008 and four warrants, each warrant entitling the holder thereof to purchase
1.81 shares of common stock, at an exercise price of $13.20 per share. The warrants will be exercisable at any time on or after the exercise date, which will be no later than November 16, 1998, and will expire on July 15, 2008.

The units, notes and warrants have been designated for trading in the Private Offerings Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc.

The notes are accompanied by an indenture with customary restrictions, including but not limited to certain restrictions on the payment of cash dividends, repurchase of outstanding common stock, issuance and sale of capital stock of subsidiaries, sale of assets, consolidation or merger, amount of indebtedness, permitted liens, permitted investments and other payments, and line of business. The Company is obligated to complete an exchange offer for the notes, in which the original notes may be exchanged for exchange notes that are freely tradeable securities under the Securities Act of 1933. The Company is also obligated to complete a shelf registration statement for the warrants and for the shares of common stock underlying the warrants, and to provide the warrant holders with piggyback registration rights for the shares of common stock underlying the warrants.

The above remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the completion of the exchange offer and the effectiveness of the shelf registration statement. Actual future results could differ materially from those discussed above.

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